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                                                                    EXHIBIT 23.2


                 CONSENT OF BOBBITT, PITTENGER & COMPANY, P.A.,
                              INDEPENDENT AUDITORS

       We consent to the incorporation by reference in the Registration Statement on Form S-8 of F.N.B. Corporation for the registration of the issuance of up to 239,883 shares of the common stock of F.N.B. Corporation upon the exercise of options assumed by F.N.B. Corporation in connection with its acquisition of Citizens Community Bancorp, Inc. of our report dated April 23, 1999 on our audits of the financial statements of Guaranty Bank & Trust included as an exhibit in F.N.B. Corporation's Annual Report on Form 10-K dated March 20, 2001, filed with the Securities and Exchange Commission.


/s/ BOBBITT, PITTENGER & COMPANY, P.A.


BOBBITT, PITTENGER & COMPANY, P.A.
Sarasota, Florida
June 11, 2001